FACILITIES AND SERVICES AGREEMENT

          STATE OF TEXAS

          COUNTY OF DALLAS

               This Agreement made by and between American Hallmark General Agency, Inc., a Texas corporation, with its principal place of business in Dallas, Texas (hereinafter called "General Agency") and American Hallmark Agencies, Inc., a Texas corporation, with its principal place of business in Dallas, Texas (hereinafter called "Hallmark Agencies"), joined by Robert D. Campbell and Margaret W. Jones, who are the sole officers, directors and shareholders of Hallmark Agencies (hereinafter called "Campbell and/or Jones");

                                 W I T N E S S E T H:

               WHEREAS, Hallmark Agencies is a corporation engaged in the solicitation of property and casualty insurance in Texas and is licensed as a Texas local recording insurance agent pursuant to
          Article 21.14, TEX. INS. CODE; and

               WHEREAS, General Agency is a Texas corporation licensed as a managing general insurance agent pursuant to Article 21.07-3, TEX. INS. CODE; and

               WHEREAS, Hallmark Agencies desires that General Agency furnish facilities and services in support of Hallmark Agencies and General Agency is willing to provide these services under the terms set forth herein; and

               WHEREAS, as a necessary consideration hereto, Hallmark Agencies and its officers, directors and shareholders, Campbell and Jones, agree that all policyholder files, customer lists, expirations, and renewals; the name "American Hallmark Agencies, Inc." or any variation thereof, and any books, records, materials and documents relating to the insurance business to be written by Hallmark Agencies, belong to General Agency;

               NOW, THEREFORE, in consideration of the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed and do hereby agree as follows:

               1. Responsibilities of Hallmark Agencies. Hallmark Agencies agrees to conduct its insurance business in a lawful manner and to obtain and maintain all necessary licenses in accordance with all relevant statutes and regulations. Notwithstanding any provision to the contrary, the following shall apply:

                    (a) All solicitations for insurance and all contracts with the public in the making or consummating of any contract of insurance, and any other action which requires that a local recording agent's license or a solicitor's license first be obtained, shall be made and performed only by appointees of Hallmark Agencies who are licensed by the State of Texas as local recording agents or as solicitors, as those terms are defined by the Code.

                    (b) Hallmark Agencies shall countersign all policies of insurance, certificates and endorsements;

                    (c) Hallmark Agencies shall provide General Agency copies of all binders, policies, certificates, endorsements and cancellations, oral or written, issued by Hallmark Agencies promptly upon issuance or acceptance by Hallmark Agencies.

                    (d) Hallmark Agencies shall provide assistance to all Group II agents designated by General Agency in connection with production of certain automobile insurance through General Agency, State and County Mutual Insurance Company or any other insurance company designated by General Agent.

               2. Services and Facilities Provided by General Agency. General Agency will generally manage and supervise Hallmark Agencies, and perform all necessary services in connection therewith. In addition, General Agency shall provide the following facilities and services to Hallmark Agencies during the term of this Agreement:

                    (a) Office space, furniture, equipment, postage and supplies,

                    (b)  Telephone and all necessary utility services,

                    (c)  Office personnel and management expertise,

                    (d)  Bookkeeping,    advertising,     record    keeping
                         (including maintenance of expiration lists and renewals), data processing and periodic auditing,

                    (e) Handling of cash receipts and disbursements and check writing, including collection of all receipts and payment of all insurance company accounts current, as well as any other debts of Hallmark Agencies (reasonably incurred in the conduct of business supervised by General Agency),

                    (f)  Clerical assistance,

                    (g)  Technical  advice  and   information  as  Hallmark
                         Agencies may reasonably require,

                    (h)  Underwriting services,

                    (i)  Salaries   and  other   compensation  of   agents,
                         solicitors, and

                    (j) Such other facilities and services as may be agreed to by the parties.

                3. Consideration to General Agency. Hallmark Agencies and General Agency shall from time to time (but in any event at least once every six months) set the consideration to be paid to General Agency for its services hereunder, it being intended by the parties that General Agency receive reimbursement for its costs and expenses in furnishing its services together with a
          reasonable  profit  for   its  services  and  facilities   and  a
          reasonable payment for its involvement. In the event the parties cannot agree or fail to agree to the amount to be paid to General Agency, then General Agency's consideration shall be equal to
          100% of the income received by Hallmark Agency, net of any expenses paid by Hallmark Agencies in connection with the business subject hereto which are required to be paid or
          reimbursed  by  General Agency  hereunder.   The  amount  of such
          consideration  shall be  accounted for  and  remitted to  General
          Agency  immediately.    It  is agreed  that  General  Agency  and
          Hallmark Agencies are separate entities and nothing contained herein shall be construed to hold General Agency liable for any contractual obligation, acts or omissions of Hallmark Agencies, except as may be expressly agreed by the parties. General Agency shall not be responsible for any other charges or expenses incurred by Hallmark Agencies, unless authorized by an officer of General Agency.

                4.   Ownership   and   Confidentiality  of   Records.     In
          consideration of General Agency's services hereunder, it is agreed between Hallmark Agencies and General Agency that all policyholder files, customer files, expirations, and renewals and any books, records, materials and documents relating to insurance business written by Hallmark Agencies prior to or during the term of this Agreement, as well as the name "American Hallmark Agencies, Inc.", or any variation thereof, (hereinafter called "Property") are the exclusive property of General Agency, and Hallmark Agencies agrees that it has no right, title or interest in such Property. Furthermore, Hallmark Agencies agrees that it will not at any time sell, assign, transfer, pledge, hypothecate or encumber any of the Property or any part thereof. Hallmark
          Agencies   agrees  that   the   Property  includes   confidential
          information, and, accordingly, agrees that such Property shall be held in the strictest confidence and that none of the Property shall be reproduced or copied, in whole or in part, by Hallmark Agencies, its agents or employees, or at Hallmark Agencies' direction, at any time whatsoever (even after termination of this Agreement), save and except in the normal course of operation of Hallmark Agencies' business in behalf of General Agency. General Agency shall, in the event of termination hereof, be entitled to recover all such Property in the possession of Hallmark Agencies. All equipment and supplies furnished to Hallmark Agencies by General Agency shall remain the property of General Agency and shall be returned to General Agency promptly upon request. Hallmark Agencies shall, upon General Agency's request, cease to use the name "American Hallmark Agencies, Inc.", "Hallmark
          Agencies",  or any  variation  thereof.   The provisions  of this
          paragraph   shall  survive  the  termination  of  this  Agreement
          indefinitely.

               5. Nonpiracy Covenant. In the event this Agreement is terminated for any reason, Hallmark Agencies agrees that, for a period of two (2) year after such termination, it will not in any capacity whatsoever, directly or indirectly, for itself, or for any other, as agent, consultant, owner, partner, stockholder, broker, or otherwise, divert or attempt to divert, through solicitation or otherwise, any insurance business from customers of Hallmark Agencies. For these purposes, customers of Hallmark Agencies shall be those for whom there is insurance coverage in force (sold, secured or placed by or through Hallmark Agencies) as of the date of the termination of the Agreement, including any member of the immediate family of a customer, any business owned by a customer for which the customer has a partnership or shareholder interest of at least fifty percent (50%), or any person or entity for whom a file is established within the one year period prior to termination. Hallmark Agencies agrees that it would be difficult to measure the damage to General Agency for any such breach of this covenant, that such damage would be incalculable and irreparable and that monetary damages, while still recoverable, would therefore be inadequate to fully compensate General Agency for any such breach. Therefore, Hallmark Agencies agrees that upon any breach of the foregoing covenant, General Agency shall be entitled, in addition to all other remedies and damages available, to a restraining order and to temporary and permanent injunctions against Hallmark Agencies, or any person or entity acting for or in connection with Hallmark Agencies, without showing or proving any actual damage sustained by General Agency. The aforementioned covenant is in addition to and not in substitution of any obligation which Hallmark Agencies would otherwise owe to General Agency pursuant to this Agreement or common law. The provisions of this Paragraph shall survive the termination of this Agreement for the two (2) year period provided herein.

               6. Termination. This Agreement shall commence on the effective date of this Agreement, and shall continue until terminated as hereinafter set forth, provided that the responsibility of either party hereof for the payment of any monetary obligations hereunder, shall not be affected by the termination hereof and, provided further, that paragraphs 4 and 5 shall survive the termination hereof for the periods indicated therein. Subject to the foregoing, this Agreement will terminate upon either party giving not less than 30 days' written notice to the other. Notice shall be effective upon the terminating party's placing such notice in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the receiving party at its last known address, or upon receipt, if delivered personally or by electronic facsimile.

               7. Assignment. This Agreement shall not be assignable by Hallmark Agencies without the prior written consent of General Agency, but shall be assignable by General Agency. This Agreement shall be binding upon all successors and assigns.

               8. Law Governing. This Agreement is subject in all respects to the laws of the State of Texas, including but not limited to, the Insurance Code of Texas of 1951, as now or hereafter constituted, and all valid rules, regulations and orders of the Commissioner of Insurance of Texas.

               9.   Severability.   Whenever  possible,  each provision  of
          this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

               10. Supersedes Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the
          management,  supervision,   and  provision   of  facilities   and
          services, including that Agency Supervision Agreement dated February 1, 1993, which shall be of no further force and effect.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this __________ day of ___________________, 1995, to be effective ____________________________, 19_.



                                   AMERICAN HALLMARK GENERAL AGENCY, INC.


                                   By:
                                             Linda Sleeper
                                             Executive Vice President

                                   AMERICAN HALLMARK AGENCIES, INC.



                                   By:
                                             Robert D. Campbell


                                             President



                                             Margaret W. Jones
                                             Individually



                                             Robert D. Campbell
                                             Individually